Exhibit 4(N)

                         BROWNING-FERRIS INDUSTRIES, INC.
                        1993 STOCK INCENTIVE PLAN AGREEMENT
                            NON-QUALIFIED STOCK OPTION


Under the terms and conditions of the 1993 Stock Incentive Plan (the "Plan") of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), a copy of which is attached hereto and incorporated herein by reference, the Company hereby grants to _________________, effective on the Date of Grant indicated below, the option to purchase _____________ shares of the Company's Common Stock, $.16-2/3 par value (the "Common Stock"), at the price of ______________ per share, subject to adjustment as provided in the Plan.

This option shall be a non-qualified stock option for a term commencing on the Date of Grant and ending ________________________. Further, this option shall terminate on the earlier of such expiration date or a period of thirty
(30) days following the severance of the employment or the affiliate relationship, as the case may be, between the Company and the optionee for any reason, with or without cause, other than death or retirement in the case of an employee as set forth in more detail in the Plan. During the thirty day period following the severance of the employment or affiliate relationship, the optionee may exercise the option, but only with respect to the number of shares of Common Stock that could have been acquired under the option on the date of severance of the employment or affiliate relationship.

This option shall not be exercisable to any extent by the optionee unless and until the Plan is approved by the Company's shareholders, a registration statement with respect to the Common Stock covered by the Plan shall be effective under the Securities Act of 1933, as amended, and the Common Stock is listed for issuance with the various stock exchanges. Subject to the satisfaction of the foregoing conditions precedent, this option shall be exercisable during each yearly period following the Date of Grant to the extent of the cumulative percentage of the shares covered by this option as indicated in the following table:

           Yearly Period Following   Cumulative Percentage
               Date of Grant        of Options Exercisable

                First                             0%
                Second                           25%
                Third                            50%
                Fourth                           75%
                Thereafter                      100%

The optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

                      BROWNING-FERRIS INDUSTRIES, INC.

Date:_________________          By:_______________________________
      (Date of Grant)                       Gerald K. Burger
                                     Vice President and Secretary

ACCEPTED:  Optionee's Permanent Mailing Address:
           (Please print or type)
____________________________________

____________________________________

(Please print or type full name)

____________________________________

____________________________________
Full Signature of Optionee

OPTIONEE SOCIAL SECURITY NUMBER
_______________________________